ERNST & YOUNG

Ernst & Young LLP
Chartered Accountants
Pacific Centre
P.O. Box 10101
700 West Georgia Street
Vancouver, Canada V7Y 1C7

Phone: 604 891-8200
Fax: 604 643-5422

July 6, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated July 6, 2006 of Stockgroup Information Systems Inc. and:

- We are in agreement with the statements made in the first paragraph on page 1 except as they relate to Deloitte & Touche LLP.
- We are in agreement with the statements contained in the second paragraph on pages 1 and 2 therein.
- We have no basis to agree or disagree with other statements of the registrant contained therein.

Ernst & Young LLP